UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

March 11, 2009

Date of Report (Date of earliest event reported)

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its chapter)

Delaware	1-13300	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2009, the independent members of the Board of Directors (the “Independent Directors”) of Capital One Financial Corporation (the “Company”), on the recommendation of its Compensation Committee, approved a new compensation plan for its named executive officers, excluding its Chief Executive Officer (the “NEOs”).

This plan is designed to comply with the executive compensation requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), which are subject to implementing standards to be issued by the U.S. Department of the Treasury (“Treasury”).

The new plan eliminates any cash bonus and other forms of prohibited equity incentive compensation for each NEO and shifts compensation to a combination of salary and restricted stock, as defined by and in the proportions required by EESA. Under the new plan, each NEO will receive two-thirds of his or her maximum compensation opportunity in salary, and up to one-third in an opportunity to be awarded shares of restricted stock at or near the end of each year. On average, the total compensation that may be delivered to the NEOs in 2009 under this new plan will be 23% to 49% less than the actual compensation delivered to the NEOs in 2008, depending upon whether the Independent Directors make any award of restricted stock under the plan at the end of the year and the amount of any such award. Any such award of restricted stock will be made only at the discretion of the Independent Directors, and will be based on the assessment of the Company’s and the individual NEO’s performance for a given year. Any award of restricted stock under the new plan will not vest during the period that the Company’s obligations to the U.S. government under EESA remain outstanding, to the extent required by EESA and future Treasury standards. The Independent Directors also approved employment agreements between the Company and each of its NEOs reflecting the new plan. These agreements will be for a term of three years, but will expire sooner if the Company repays all of its obligations (other than with respect to outstanding warrants) under EESA before the end of the three year term.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: March 12, 2009	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel & Corporate Secretary